                                                                      EXHIBIT 99


                        Assisted Living Concepts, Inc.
                 Reports the Closing of Financing Transaction


PORTLAND, OREGON March 8, 2001 - Assisted Living Concepts, Inc. (AMEX:ALF), a national provider of assisted living services, announced today the closing of a secured line of credit from Heller Healthcare Finance, Inc. The line of credit allows certain wholly-owned subsidiaries of the Company to draw up to $45,000,000, subject to certain debt coverage and loan-to-value requirements. Draws under the line of credit may be applied to the following permitted uses: payments under the class action litigation settlement; repurchases of certain presently leased residences; repurchases of some of the Company's outstanding convertible debentures; and payment of certain closing costs and fees. The line of credit is guaranteed by the Company and is secured by 16 previously unencumbered residences. If the subsidiaries borrow under the line of credit and use the proceeds to repurchase any of up to 16 residences currently subject to operating leases, such residences will serve as additional collateral. The line of credit prohibits the sale or financing of 47 of the remaining 48 unencumbered facilities unless the net proceeds are applied to the repurchase of the Company's then outstanding convertible debentures or, with Heller's consent, to the reduction or satisfaction of other debt. The maturity date of the line of credit is August 31, 2002, and there are three optional extension periods of six months each, subject to certain conditions being met. Principal is payable at the maturity of the line of credit. Interest is calculated at 3.85% over three months LIBOR, floating monthly, and payable monthly in arrears.